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                                                                    EXHIBIT 99.1

                 IBT BANCORP ANNOUNCES SECOND QUARTER DIVIDENDS


         Dennis P. Angner, President and CEO of IBT Bancorp, announced IBT Bancorp's assets increased to $674 million as of June 30, 2004. The Corporations total loans outstanding increased by 9.9% to $439 million. Its equity capital as a percentage of assets is 10.3%, which is substantially over the 6% regulatory requirement to be considered well capitalized. Overall, the Corporation has over $1 billion in assets under management in its subsidiary banks, trust department, brokerage service, and mortgage loans sold on the secondary market.

         As a result of IBT Bancorp's financial strength the Board of Directors approved the payment of a $0.11 cash dividend in the second quarter of 2004, which is a 10% increase over the same period of 2003. The current market price of the Corporation's stock is $42.00 per share, an increase of 15.5% since December 2003.

         IBT Bancorp has over 2,000 shareholders, most of who live in the Central Michigan Area. The Corporation includes Isabella Bank and Trust, Farmers State Bank, Isabella County Abstract and Title Company, Mecosta County Abstract and Title Company, IBT Title of Clare, Benchmark Title of Greenville, IBT Loan Production and Financial Group Information Services.